EXHIBIT 99.1

DATE April 27, 2006

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	Larry H. Putnam	(805) 466-7087
President and Chief Executive Officer

	John Hansen	(805) 466-7087
Chief Financial Officer and Executive Vice President

	Santa Lucia Bank	(805) 466-7087
www.santaluciabank.com

SANTA LUCIA BANCORP (ATASCADERO, CALIFORNIA)

(OTC Bulletin Board: SLBA.OB)

ANNOUNCES INCREASED EARNINGS FOR THE FIRST QUARTER OF 2006

Highlights for the First Quarter 2006

•              First quarter earnings $792,017, up 37.2% from $577,268 in the first quarter 2005.

•                                          Diluted earnings per share of $0.39, up 34.4% from $0.29 from first quarter 2005.

•                                          Loans grew 20.4% over the past year.

•                                          Net interest income up 22.9% over the first quarter of 2005.

•                                          Cash dividend paid for the 17th consecutive year.

•                                          Credit quality continues to be strong with delinquent and non-accrual loans standing at 0.30% of total loans.

FINANCIAL PERFORMANCE:

Santa Lucia Bancorp (the “Company”) (OTC Bulletin Board SLBA.OB) is a California corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the “Bank”), a four office bank serving San Luis Obispo and Northern Santa Barbara Counties. In 2006, the Company acquired all of the outstanding stock of the Bank in a holding company formation transaction.

The Company reported strong earnings and loan growth for the quarter ending March 31, 2006. The Company’s earnings for the first quarter ending March 31, 2006 were $792,017 compared to $577,268 for the same period in 2005. This represents a 37.2% increase in net earnings. Diluted earnings per share were up 34.4% to $0.39 compared to $0.29 per share one year ago.

Loan growth continued to be strong with a 20.4% increase in net loans from March 31, 2005 to March 31, 2006. The Company’s efficiency ratio improved (decreased) to 60.4% for the first quarter of 2006 compared to 64.9% for a like period in 2005.

Return on equity was 19.4% for the first quarter of 2006 compared to 16.4% for the same period in 2005. This represents an 18.3% increase. Return on assets increased 31.4% to 1.39% for the quarter compared to 1.06% for the first quarter of 2005.

Larry H. Putnam, the Bank’s President and Chief Executive Officer said, “We are very pleased with the Bank’s first quarter performance. Earnings growth and loan growth were very good. We believe that our extensive officer call program is starting to pay off as we obtain new core bank customers in all of the markets we serve. These efforts, along with the overall economic conditions in our market and consistent banking practices, will serve us well in the immediate future as well as in the long term.”

LOAN GROWTH AND CREDIT QUALITY:

The loan portfolio grew 20.4% to $163.1 million as of March 31, 2006. This compares to $135.5 million as of March 31, 2005. We are very pleased with the strong loan growth in all of the markets that we serve. The Company has been able to increase the loan portfolio without lowering credit quality. As of March 31, 2006, the Company had one loan for $500,000 that was on non-accrual status compared to one non-accrual loan totaling $748,000 as of March 31, 2005. Due to the strength of the guarantor, no loss is anticipated. The Company did not have any other loans that were 30 days past due as of March 31, 2006.

DEPOSIT GROWTH:

Core deposits grew $6.7 million or 3.3% in the first quarter of 2006. Total deposits stood at $213.1 million as of March 31, 2006 compared to $206.3 million as of March 31, 2005. All of the Bank’s growth has been in core deposits throughout its four branch offices. Deposit growth has not been as robust as it was previously, as competition for deposits in the Bank’s markets has become increasingly fierce. As a business bank, one of the trends that we are seeing is our commercial customers finally putting cash to work and expanding their businesses after holding back in previous quarters. We would expect this trend to continue into the near future.

NET INTEREST INCOME AND NET INTEREST MARGIN

Net interest income increased 22.9% to $3.2 million for the first quarter of 2006 compared to $2.6 million for the first quarter of 2005. The net interest margin for the first three months of 2006 was 6.35% compared to 5.42% for the first quarter of 2005. This is a 93 basis point increase, or 17.2%.

PROVISION FOR LOAN LOSSES

The Company made additions of $60,000 to its allowance for loan losses during the three month period ending March 31, 2006. Based on the analysis performed by the Bank and its outside loan review firm, both believe that the allowance at March 31, 2006 is adequate. The allowance on that date was .94% of total loans, compared to .95% at December 31, 2005 and .91% at March 31, 2005.

CAPITAL LEVELS AND RATIOS

Shareholder equity stands at $16.3 million as of March 31, 2006 compared to $13.8 million as of March 31, 2005. This is after the Company paid a $0.20 per share cash dividend to all shareholders of record as of March 31, 2006. The Bank’s Tier 1 Capital to Average Assets increased from 6.48% as of March 31, 2005 to 7.37% as of March 31, 2006 or a 13.73% increase. Total Capital to Risk-Weighted Assets increased to 10.87% as of March 31, 2006 from 10.51% as of March 31, 2005. The Bank is “well capitalized” in all regulatory categories.

THE COMPANY AND ITS BUSINESS STRATEGY

Santa Lucia Bancorp, headquartered in Atascadero, California is a California corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the Bank). Santa Lucia Bank has operated in the State of California since August 5, 1985.

The Bank engages in the commercial banking business principally in San Luis Obispo and northern Santa Barbara Counties from its banking offices located at 7480 El Camino Real, Atascadero, California, 1240 Spring Street, Paso Robles, California, 1530 East Grand Avenue, Arroyo Grande, California and 1825 South Broadway, Santa Maria, California.

The Company, through its subsidiary, Santa Lucia Bank, emphasizes personalized quality customer service to small and medium sized businesses in its markets. The main focus after 20 years of operation is to provide a consistent return to shareholders, quality personalized service to our customers and a challenging and rewarding environment for our employees. These guiding principals will continue to serve the company well in both the short term and long term.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight over the Company’s or Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis. Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. Santa Lucia Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Santa Lucia Bancorp under PSLRA’s safe harbor provisions.

SELECTED FINANCIAL INFORMATION

	(in thousands, except share data and ratios)
	Unaudited
	Three Months Ended
	March 31,		%
	2006	2005	Change
Summary of Operations:
Interest Income	$3,840	$3,007	27.70%
Interest Expense	643	406	58.37%

Net Interest Income	3,197	2,601	22.91%
Provision for Loan Loss	60	60	0.00%

Net Interest Income After Provision for Loan Losses	3,137	2,541	23.46%
Noninterest Income	257	238	7.98%
Noninterest Expense	2,087	1,843	13.24%

Income Before Income Taxes	1,307	936	39.64%
Income Taxes	515	359	43.45%

Net Income	$792	$577	37.26%

Cash Dividends Paid	$382	$350	9.14%

Per Share Data:
Net Income - Basic	$0.42	$0.31	35.48%
Net Income - Diluted	$0.39	$0.29	34.48%
Dividends	$0.200	$0.188	6.67%
Book Value	$8.55	$8.25	3.64%

Common Outstanding Shares:	1,909,837	1,867,636	2.26%
(Adjusted for 4-for-1 stock split)

Statement of Financial Condition Summary:
Total Assets	$232,998	$223,493	4.25%
Total Deposits	213,064	206,334	3.26%
Total Net Loans	163,112	135,525	20.36%
Allowance for Loan Losses	1,554	1,246	24.72%
Total Shareholders’ Equity	16,322	13,760	18.62%

Selected Ratios:
Return on Average Assets	1.39%	1.06%	31.43%
Return on Average Equity	19.40%	16.40%	18.29%
Average Loans as a Percentage of Average Deposits	77.91%	65.20%	19.50%
Allowance for Loan Losses to Total Loans	0.94%	0.91%	3.66%
Tier I Capital to Average Assets	7.37%	6.48%	13.73%
Tier I Capital to Risk-Weighted Assets	8.95%	8.53%	4.92%
Total Capital to Risk-Weighted Assets	10.87%	10.51%	3.43%